Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

SUMMIT MATERIALS, INC.

1.   Name. The name of the corporation is Summit Materials, Inc. (the “Corporation”).

2.   Address; Registered Office and Agent. The address of the Corporation’s registered office is 1521 Concord Pike Suite 201, City of Wilmington, County of New Castle, State of Delaware 19803; and the name of its registered agent at such address is Corporate Creations Network Inc.

3.   Corporate Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.   Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be shares of Common Stock with the par value of one cent ($0.001) per share.

5.   Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.   Limitation of Liability.

(a)   To the fullest extent permitted under the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

(b)   Neither any amendment or repeal of Section 6(a), nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), any modification of law shall adversely affect any right or protection of a current or former director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.   Indemnification.

7.1   Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and  expenses (including attorneys’ fees) reasonably incurred by such Covered Person whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Cover Person in connection therewith. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3 (Claims), the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board”).

7.2   Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in appearing at, participating in or defending any Proceeding in advance of its final disposition or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Section 7.2; provided, however, that, to the extent required by applicable law or in the case of a payment made in a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

7.3   Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

7.4   Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7.5   Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall not be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise. In the event that any such other entity or enterprise shall make any payment to a Covered Person in respect of indemnification or advancement of expenses with respect to any Proceeding for which such Covered Person is also indemnified under this Section 7, such other entity or enterprise shall be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person against the Corporation, and the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable such entity or enterprise effectively to bring suit to enforce such rights.

7.6   Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.7   Other Indemnification and Prepayment of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8.   Adoption Amendment or Repeal of Bylaws. The Board is authorized to adopt, amend or repeal the Bylaws.

9.   Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons  whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article 9.